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Exhibit 99.2

Dime Community Bancshares Earnings Conference Call

Quarter Ended Sept. 30, 2003

STEPHANIE PRINCE:

This morning Dime Community Bancshares reported results for the third quarter ended September 30, 2003. To discuss these results with you today is Vincent Palagiano chairman and chief executive officer of Dime. To remind you, any comments made on this call by management in response to questions or as part of their prepared remarks may contain forward-looking information. Such information is subject to the risks and uncertainties as described in the company's press release and other files with the SEC. I would now like to turn the all over to Vincent Palagiano

VINCENT PALAGIANO:

Thank you Stephanie. Good morning and welcome. Thank you for joining us today to review our September quarter results. Joining me is our president and chief operating officer Michael Devine along with Ken Mahon, our chief financial officer. I will begin by reviewing the quarter highlights, and then Ken will review the financial results in detail.

Once again, I am pleased to report another strong quarter. Dime’s key core competencies in multi-family lending, deposit gathering and credit and expense management have all contributed to the Company’s continued ability to generate above average returns in this uncertain economic environment. During the quarter we generated tangible capital at an annualized rate of about 30% resulting in a return on equity of 22% - returns that are clearly in the top decile of our peer group.

Amid all the details of these quarterly press releases, there are two numbers I want to draw your attention to today.  First, Dime’s net interest margin on a linked quarter basis has not only remained stable, but has risen slightly.  Every quarter that goes by in which we can hold back margin compression is a victory in this economic environment.  In a moment Ken will talk some more about our net interest margin and balance sheet management.

The second number I want to point out is that once again our nonperforming loan ratio has dropped, and is now only 4 basis points of total loans.  I’ve never seen it this low, and those of you who’ve visited us know how involved all the executive officers are in the production of our primary product: multifamily loans.  I believe the fact that our Board and our executives stay closely in touch with the business is the reason why our portfolio performs as well as it does.  Although the New York real estate market continues to outperform the rest of the country, and looks like its going to remain healthy, we think that the care and due diligence we apply to our underwriting is one of the hidden values in our company.  We think that our underwriting practices will pay dividends when real estate conditions are less robust.

This quarter, the company reported earnings per diluted share of 61 cents, which is a 42% increase over the same quarter last year and 10 cents above last quarter. Net income increased 39% over the same quarter of the prior year and also increased sequentially by approximately $2.6 million to $15.2 million.

Strong loan originations of $390 million were supported by a 15% annualized increase in core deposits. Core deposits now comprise 61% of our total deposits, up from 56% just three months ago and 54% two years ago. Our continued stellar credit quality and Dime’s historically low efficiency ratio allowed us to once again generate the highest quality earnings and returns. We are confident in our ability to continue to generate returns at the highest levels of our peer group.

The Company's earnings continued to be favorably impacted by prepayment fee income.  During the quarter ended September 30, 2003, prepayment fee income totaled $6.1 million, an increase of 363% over the same quarter of the previous year. Prepayment fee income is recorded on the financial statement as a part of non-interest income and so our net interest margin includes only actual yields that we are receiving on loan coupons.  Excluding prepayment fee income, earnings per diluted share was 47 cents for the September quarter up 1 cent from last quarter.

The continuation of the historic low interest rate environment resulted in greater origination, refinancing and prepayment volumes.  During the quarter ended September 30, 2003, the Bank originated $390 million in real estate loans, a quarterly record, up 159% from the prior year period.  However, while originations far exceeded last year's levels, loan amortization, inclusive of prepayment and refinancing activity, also increased substantially over the past year.  Loan amortization approximated 59% of the loan portfolio on an annualized basis, up from 22% during the September 2002 quarter, and up from 36% during the June 2003 quarter. Due to the sale of loans and the high level of prepayments, the real estate loan portfolio grew only 2.3% on an annualized basis during the most recent quarter.

The level of refinancing that we experienced from our own portfolio and the rate at which the refinancing occurs will determine the severity of any net interest margin compression. In a few moments, Ken will give you a little more detail on that as well. Today’s higher rates makes refinancing less attractive to borrowers and holds out some promise that margin compression may not turn out to be as severe over the next several quarters as we might have expected.

The Company sold $49.3 million of multi-family residential loans to Fannie Mae during the quarter ended September 30, 2003, with an average term to repricing of 8.7 years.  We view the Fannie Mae program as simply an additional way for us to manage our interest rate and liquidity risk, while still giving our customers the products they want.

One final but important point is our efficiency ratio. With our success at keeping our expense levels as low as possible, the company's efficiency ratio of 29% is still one of the best in the industry, both locally and nationally. Our goal is to maintain that distinction, as a highly efficient operation protects our earnings in all market environments.

The strength and flexibility of our balance sheet to quickly adjust to changing business conditions gives us confidence in our results going forward despite the current historically low interest rate environment and the resulting rapid turnover of our loan portfolio. At Dime, all of our business decisions are carefully framed to reflect our goal of maximizing shareholder value in all business climates. On that note, let me turn it over to our chief financial officer, Ken.

KENNETH J. MAHON

Thank you, Vinny.

In our July conference call, we said that we thought interest rates for new loans were unsustainably low.  We were reluctant to originate too many 7- and 10-year loans, in that rate environment.  Those rates did turn out to be unsustainable, because the bond market backed off soon after that and Treasury yields rose by almost 150 basis points.

Our decision led to slower balance sheet growth this quarter.  It also had a number of positive effects on the third quarter numbers, and especially on the net interest margin.

First, we had 120 million dollars runoff in the mortgage-backed securities portfolio without making any new securities investments.  The yield on that runoff was 3.9%, and investment securities dropped from 25 percent to 21 percent of earning assets on a linked quarter basis.

Second, the cash we received from securities runoff was used to fund deposit outflows.  We lowered CD deposit rates, which caused deposits overall to drop by 85 million dollars, mainly rate sensitive depositors.  At the same time we continued to have strong growth in money market accounts, and saw our core deposit percentage rise to 61% by the end of the quarter.  Money market accounts rose by 49 million dollars, which contributed to a 15% annualized increase in core deposits.  Taken together, this lowered the cost of deposits roughly from 2 percent to 1 ¾ percent.

So despite the fact that on the balance sheet over 300 million dollars of loans were repricing downward by about 2 percent last quarter, which I’ll discuss next, we were able to stabilize net interest margin, which rose slightly from 3.44 percent to 3.46 percent on a linked quarter basis.

Turning to loans, despite the historically high 59% annualized repayment speed, the average rate on new multifamily loans added during the quarter was about 5%, or really 4.97 percent to be exact.  Considering the low rates and long terms that were being offered by our competitors over the past six months, we still had some loan portfolio growth this quarter, and for the most part at the rates and terms that we wanted.

Looking forward, rates have risen to a point at which management is more comfortable investing in new loans – that would be the 4 ¾ to 5 ½ percent range, which is where rates are today.  It appears that slightly higher rates may also have caused repayments to slow down a bit.  We like the current slope of the yield curve.  If it continues, you can expect to see some asset growth over the next several quarters.

The keys for growth will be the level of demand for new and refinanced loans, and our ability to continue to capture deposit market share in what has become a hyper-competitive environment.  One possible sign of weakness, however, is in the loan commitment pipeline, which stands at 148 million dollars, compared to 292 million dollars at this time last quarter.

As Vinny mentioned earlier, earnings per share was 61 cents for the quarter, or 14 cents ahead of the core EPS number for the company when you exclude prepayment fee income.  Because we tightened our negotiating posture for prepayment fees earlier in the year when rates were at historic lows, we lost some borrowers, but we gained a lot of what we consider to be non-recurring income.  We booked over 6 million dollars in prepayment fees last quarter alone.

In the earnings release, we provided a table to show how much of each quarter’s earnings per share is attributable to prepayment fees.

Last quarter also, our volume of Fannie Mae originations continued to grow.  We originated over 40 million dollars of loans for Fannie Mae last quarter.  We feel we could have originated more 7- and 10-year product for Fannie, but the current program doesn’t give us the ability to lock-in the rates at the time of application.  Especially through the summer when it was apparent to borrowers that rates were unbelievably low, we lost potential Fannie Mae business because we were unable lock in rates at application.  Some customers felt they needed protection against rapidly rising rates, and it turned out the borrowers were right.  This is an issue we are working to resolve with Fannie Mae.

As pointed out in the press release, yesterday we completed some additional balance sheet restructuring.

We’ve basically taken the money we earned in prepayment fees this quarter and used it to benefit future periods.  We paid off 82 million dollars of wholesale borrowings and sold 87 million dollars of investment securities using those same prepayment fees at no cost to our core earnings.  Our expectation is that earnings per share this year will remain comfortably in the 2 – 2.04 range that we previously announced.

Like other restructurings that have been announced recently, this balance sheet restructuring had a number of very positive benefits – but in Dime’s case – because of prepayment fees – we didn’t have to reduce our anticipated 2003 EPS to achieve it.  The cost of the balance sheet restructuring is coming out of higher than anticipated prepayment fee income.  Overall, the transaction is 5 cents accretive to next year’s EPS, because there was a negative cost of carry of about 300 basis points on this portion of the balance sheet.

It is accretive to net interest margin by 3 basis points in the 4th quarter and 13 basis points next year, and increases the tangible equity ratio by 10 basis points.  A higher tangible equity ratio means there’s greater potential to grow the balance sheet, which will help grow earnings later on.

We improved the interest rate risk profile of the bank by shortening the average duration on the securities portfolio, and by increasing the duration on wholesale borrowings.

We chose to do the restructuring now because it appears that short term interest rates will stay low into 2004.

Our linked 4th quarter EPS number will show some variability because as much as earnings per share this quarter was above expectations, the balance sheet restructuring cost about 13 cents and will reduce the 4th quarter earnings by about that much.  All else being equal, reported earnings per share for the year is expected to remain in the $2 – $2.04 range, and EPS for the 4th quarter is expected to be in the 34 to 38 cent range after the cost of balance sheet restructuring.  Included in the 34 – 38 cents is 2 – 6 cents of prepayment fee income.

Operating expenses on a linked quarter basis barely rose, although I would expect a slight increase after the 1st of the year when the new budget goes into effect.  We generally keep overall expense growth in a 3 – 5 percent range.

As was widely reported, we’ll be losing a piece of income this coming quarter since the Federal Home Loan Bank of New York, of which our Bank is a member, suspended its upcoming quarterly dividend.  This represents just under a penny a quarter, after taxes, on a per share basis.  The FHLB has given no indication yet of the outlook for the dividend for future quarters, although we understand that they have purged their portfolio of that segment of securities that caused the problem.

Last quarter we repurchased 198,000 of our own shares into Treasury.  We have an additional 1.43 million shares remaining under the current approved plans, or about 5.6% of the outstanding shares, which we expect to utilize in the near future.  Because earnings were so spectacular over the past few years, we had the luxury of building the tangible equity ratio to well over 7 percent, and yet still maintain a cash return on average tangible equity above 25 percent.

Now, in order to combat some of the margin compression that is upon us, we feel that this is a good time to begin using the store of capital that we built up for both share repurchases and asset growth.

That’s all I have for now.  At this point, I’d like to turn it back to Mr. Palagiano for questions.  Operator?